Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES SECOND QUARTER 2018 RESULTS

Successful Exploration Well at Samurai-2

EL DORADO, Arkansas, August 8, 2018 – Murphy Oil Corporation (NYSE: MUR) today announced its financial and operating results for the second quarter ended June 30, 2018, including net income of $46 million, or $0.26 per diluted share.

Financial highlights for the second quarter include:

•	Generated adjusted income of $63 million, or $0.36 per diluted share
•	Achieved annualized year-to-date EBITDA to average capital employed of 20 percent
•	Returned 13 percent of operating cash flow to shareholders through dividend
•	Preserved balance sheet strength with 30 percent net debt to total capital employed ratio
•	Maintained approximately $2.0 billion of liquidity

Operating highlights for the second quarter include:

•	Produced 171,000 BOEPD, exceeding the high end of production guidance, with 59 percent liquids
•	Increased mid-point of annual production guidance by 1,000 BOEPD to 169,500 BOEPD
•	Successfully delineated existing pay zones in the Samurai Field with the Samurai-2 well and drilled additional successful zones in the exploration portion of the well
•	Increased Kaybob Duvernay production by 108 percent, year-over-year
•	Achieved average IP30 rates of 1,750 BOEPD at a Karnes 10-well pad in the Eagle Ford Shale, with seven of the wells producing at company-record peak rates
•	Negotiated operatorship and increased working interest to 40 percent in Vietnam Block 15-1/05, which includes the previously discovered LDV Field

SECOND QUARTER 2018 RESULTS

Murphy recorded net income of $46 million, or $0.26 per diluted share, for the second quarter 2018. The company reported adjusted income, which excludes both the results of discontinued operations and certain other items that affect comparability of results between periods, of $63 million, or $0.36 per diluted share. The adjusted income excludes an unrealized mark-to-market after-tax loss on crude oil derivative contracts of $10 million and an after-tax loss on foreign exchange of $7 million. Details for second quarter results can be found in the attached schedules.

Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $365 million, or $23.50 per barrel of oil equivalent (BOE) sold. Earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX) totaled $384 million, or $24.74 per BOE sold. Details for second quarter EBITDA and EBITDAX reconciliation can be found in the attached schedules.

In the second quarter 2018, the company produced 171,000 barrels of oil equivalent per day (BOEPD). Production exceeded the high end of guidance primarily driven by the outperformance of the high-margin Front Runner, Clipper, Thunder Hawk and Kodiak Fields in the Gulf of Mexico. In onshore Canada, new wells in the Kaybob Duvernay Field and less planned downtime at Tupper Montney also contributed to production exceeding guidance.

“We continue to implement our 2018 plan, with annual production guidance being increased for the second consecutive quarter. Our high-margin offshore fields continue to lead the way in production performance. By successfully executing our operating and financial goals, we are able to deliver cash to our shareholders through our competitive dividend yield and generate significant cash returns on our invested capital,” stated Roger W. Jenkins, President and Chief Executive Officer.

FINANCIAL POSITION

As of June 30, 2018, the company had $2.8 billion of outstanding long-term, fixed-rate notes while maintaining approximately $2.0 billion of liquidity. The fixed-rate notes have a weighted average maturity of 8.3 years and a weighted average coupon of 5.5 percent. The next senior note maturity for the company is in 2022. There were no borrowings on the $1.1 billion unsecured senior credit facility at quarter end.

REGIONAL OPERATIONS SUMMARY

North American Onshore

The North American onshore business produced 95 thousand barrels of oil equivalent per day (MBOEPD) in the second quarter, a ten percent increase year-over-year.

Eagle Ford Shale  – Production in the quarter averaged 44 MBOEPD, with 88 percent liquids. The company brought 26 operated wells online during the quarter, including ten wells in Karnes, ten in Catarina and six in Tilden. The 10-well pad in Karnes had an average initial gross production rate over 30 days (IP30 rate) of 1,750 BOEPD, with seven of the wells producing at the highest rates Murphy has achieved in this area. Murphy brought four more wells online in the second quarter than guided. The company expects to bring a total of 45 operated Eagle Ford Shale wells online during full year 2018, with nine in the third quarter.

Tupper Montney – Natural gas production in the quarter averaged 236 million cubic feet per day (MMCFD). During the quarter, the company brought five wells online with an average expected ultimate recovery of 18 billion cubic feet (BCF) per well.

The company entered into a long-term expansion agreement to increase the processing capabilities at third party plants in the Tupper Montney. The expansion project will enable Murphy to produce an additional 200 MMCFD by late 2020 and has additional reserve potential of over 400 BCF. Murphy has firm natural gas transportation service to match the increase in processing capacity. The project has an AECO break-even price1 of approximately C$1.75 per thousand cubic feet. The long-term expansion should allow flexible capital allocation that will ultimately lead to additional free cash generation from the project for many decades.

Kaybob Duvernay – During the quarter, the company achieved record production averaging over 7,300 BOEPD with 63 percent liquids. Late in the second quarter, the company brought a four-well pad online in the Kaybob West development area, with an initial average rate approaching 800 BOEPD and 80 percent liquids. In the second half of 2018, the company plans to allocate an additional $50 million in the Kaybob Duvernay to drill, complete additional wells, and build infrastructure. The increase in capital will reduce the remaining drilling carry, which is expected to be completed by year end 2019.

“Since taking over operatorship of this asset two years ago, our Kaybob Duvernay team has done an outstanding job reducing costs while steadily increasing production. Over the past 24 months, production grew almost six-fold to over 7,300 BOEPD, and we are well on our way to a fourth quarter exit rate that exceeds 11,000 BOEPD. Simultaneously, our drilling and completion costs in the Kaybob Duvernay have been reduced by 30 percent to a second quarter average of $6.5 million per well. This includes a Murphy pacesetter well of $5.9 million, which is industry-leading for the play,” stated Jenkins.

Global Offshore

The offshore business produced over 76 MBOEPD for the second quarter, with 72 percent liquids.

Malaysia & Brunei – Production in the quarter averaged 49 MBOEPD, with 62 percent liquids. Block K and Sarawak averaged nearly 30 thousand barrels of liquids per day, while Sarawak natural gas production averaged 105 MMCFD. Work continues at the Kikeh gas lift and the Block H FLNG projects, which are both being executed on time and on budget.

North America – Production in the quarter for the Gulf of Mexico and offshore Canada averaged 27 MBOEPD, with 91 percent liquids.

EXPLORATION

Gulf of Mexico Exploration – During the second quarter, Murphy spud the Samurai-2 appraisal well (Green Canyon 432-2), which was drilled to a depth of just over 32,000 feet. The well encountered more than 150 feet of total pay, primarily from two zones that were originally found in the Samurai-1 exploration well. To date, the company has discovered resources exceeding its mean pre-drill expectation of 75 million barrels of oil equivalent. Murphy also discovered oil pay in additional zones that were not tested in Samurai-1. Murphy and its partner are evaluating options to sidetrack the well into the adjacent block that Murphy also operates with a 50 percent working interest. The potential sidetrack is expected to further delineate the discovery.

“I am thrilled to report the commercial pay success in the Samurai-2 well, which is the first well drilled under our new, focused exploration strategy. We have encountered multiple high-quality, oil-bearing reservoirs, which will generate meaningful value as we move into development. I look forward to continued evaluation of the successful Samurai-2 well during the third quarter,” stated Jenkins.

Mexico Exploration – During the second quarter, Murphy received approval from the Comisión Nacional de Hidrocarburos (CNH) for the Deepwater Block 5 Exploration Plan. The approval is a key step in the process towards spudding the first exploration well on the block late in 2018.

Vietnam Exploration – Murphy secured all approvals of the farm-in terms for the Block 15-01/05 in the Cuu Long Basin, including assuming operatorship of the block at a 40 percent working interest. Murphy also progressed planning for the LDT-1X exploration well that is expected to spud in the fourth quarter.

PRODUCTION AND CAPITAL EXPENDITURE GUIDANCE

Production for the third quarter 2018 is estimated to be in the range of 166,500 to 168,500 BOEPD. Third quarter guidance is below second quarter production primarily due to the annual turn-arounds at the non-operated offshore Canada fields and execution of capital projects in Malaysia. The temporary production loss of approximately 7,400 BOEPD in these areas is partially offset by increased production of approximately 3,900 BOEPD in North American onshore assets.

The company is increasing estimated full year 2018 production guidance to be in the range of 168,500 to 170,500 BOEPD. The mid-point for full year production guidance represents a 1,000 BOEPD increase from the previous annual guidance range. The increase is supported by year-over-year production growth of eight percent in Murphy’s North American onshore assets.

Full year capital expenditure guidance is being increased by six percent from $1.114 billion to $1.179 billion. Approximately $55 million of the additional capital is being allocated to Onshore Canada, primarily in the Kaybob Duvernay to drill eight and bring four additional wells online and build the required facilities and road work for future wells. The remainder is being allocated to further evaluate the successful Samurai-2 appraisal well. Details for production can be found in the attached schedules.

CONFERENCE CALL AND WEBCAST SCHEDULED FOR AUGUST 9, 2018

Murphy will host a conference call to discuss second quarter 2018 financial and operating results on Thursday, August 9, 2018, at 11:00 a.m. ET. The call can be accessed either via the Internet through the Investor Relations section of Murphy Oil’s website at http://ir.murphyoilcorp.com or via the telephone by dialing toll free 1-888-886-7786, reservation number 37250021.

FINANCIAL DATA

Summary financial data and operating statistics for second quarter 2018, with comparisons to the same period from the previous year, are contained in the following schedules. Additionally, a schedule indicating the impacts of items affecting comparability of results between periods and schedules comparing EBITDA and EBITDAX between periods are included with these schedules as well as guidance for the third quarter and full year 2018.

1Break-even natural gas price to achieve a 10 percent rate of return.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to, increased volatility or deterioration in the level of crude oil and natural gas prices, deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves, reduced customer demand for our products due to environmental, regulatory, technological or other reasons, adverse foreign exchange movements, political and regulatory instability in the markets where we do business, natural hazards impacting our operations, any other deterioration in our business, markets or prospects, any failure to obtain necessary regulatory approvals, any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP financial measures that management believes are good tools for internal use and the investment community in evaluating Murphy Oil Corporation’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the crude oil and natural gas industry, although not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP, and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this news release and the most directly comparable GAAP financial measures.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS  (unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017 [1]	2018	2017 [1]

Revenues
Revenue from sales to customers	$655,150	477,560	1,262,104	986,595
(Loss) gain on crude contracts	(37,624)	26,861	(67,126)	63,938
Gain on sale of assets and other income	668	3,858	8,821	134,386
Total revenues	618,194	508,279	1,203,799	1,184,919

Costs and expenses
Lease operating expenses	136,589	111,179	273,085	233,321
Severance and ad valorem taxes	12,876	10,742	25,033	21,955
Exploration expenses, including undeveloped lease amortization	19,145	20,201	48,073	48,864
Selling and general expenses	57,800	52,809	109,217	102,774
Depreciation, depletion and amortization	237,997	234,992	468,730	471,146
Accretion of asset retirement obligations	11,028	10,428	20,942	20,984
Other expense (benefit)	659	6,377	(10,389)	8,534
Total costs and expenses	476,094	446,728	934,691	907,578
Operating income from continuing operations	142,100	61,551	269,108	277,341

Other income (loss)
Interest and other income (loss)	(15,051)	(38,305)	33	(54,616)
Interest expense, net	(44,723)	(45,145)	(89,772)	(89,742)
Total other loss	(59,774)	(83,450)	(89,739)	(144,358)

Income (loss) from continuing operations before income taxes	82,326	(21,899)	179,369	132,983
Income tax expense (benefit)	36,410	(4,545)	(35,237)	92,842
Income (loss) from continuing operations	45,916	(17,354)	214,606	40,141
Income (loss) from discontinued operations, net of income taxes	(398)	(217)	(835)	752

NET INCOME (LOSS)	$45,518	(17,571)	213,771	40,893

INCOME (LOSS) PER COMMON SHARE – BASIC
Continuing operations	$0.26	(0.10)	1.25	0.23
Discontinued operations	-	-	(0.01)	0.01
Net Income (Loss)	$0.26	(0.10)	1.24	0.24

INCOME (LOSS) PER COMMON SHARE – DILUTED
Continuing operations	$0.26	(0.10)	1.23	0.23
Discontinued operations	-	-	(0.01)	0.01
Net Income (Loss)	$0.26	(0.10)	1.22	0.24

Cash dividends per Common share	0.25	0.25	0.50	0.50

Average Common shares outstanding (thousands)
Basic	173,043	172,558	172,907	172,482
Diluted	173,983	172,558	174,927	173,017

1 Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating Activities
Net income (loss)	$45,518	(17,571)	213,771	40,893
Adjustments to reconcile net income (loss) to net cash provided by continuing operations activities:
Loss (Income) from discontinued operations	398	217	835	(752)
Depreciation, depletion and amortization	237,997	234,992	468,730	471,146
Dry hole costs (credits)	(2)	(1,000)	(11)	1,904
Amortization of undeveloped leases	9,606	10,349	22,774	20,306
Accretion of asset retirement obligations	11,028	10,428	20,942	20,984
Deferred income tax (benefit) charge	(10,569)	(25,403)	(156,489)	33,130
Pretax (gain) loss from disposition of assets	(221)	1,334	118	(130,648)
Net decrease in noncash operating working capital	43,886	(837)	85,440	42,581
Other operating activities, net	8,384	73,440	(31,564)	91,918
Net cash provided by continuing operations activities	346,025	285,949	624,546	591,462

Investing Activities
Property additions and dry hole costs	(341,243)	(220,023)	(615,144)	(431,654)
Proceeds from sales of property, plant and equipment	363	206	623	64,303
Purchases of investment securities [1]	–	–	–	(212,661)
Proceeds from maturity of investment securities [1]	–	170,983	–	284,193
Net cash required by investing activities	(340,880)	(48,834)	(614,521)	(295,819)

Financing Activities
Capital lease obligation payments	(2,244)	(2,323)	(4,648)	(11,983)
Withholding tax on stock-based incentive awards	(280)	(1,273)	(6,922)	(7,081)
Cash dividends paid	(43,259)	(43,142)	(86,517)	(86,278)
Net cash required by financing activities	(45,783)	(46,738)	(98,087)	(105,342)

Effect of exchange rate changes on cash and cash equivalents	3,331	(7,743)	24,382	(4,611)
Net increase (decrease) in cash and cash equivalents	(37,307)	182,634	(63,680)	185,690
Cash and cash equivalents at beginning of period	938,615	875,853	964,988	872,797
Cash and cash equivalents at end of period	$901,308	1,058,487	901,308	1,058,487

1    Investments are Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

SCHEDULE OF ADJUSTED INCOME (LOSS)

(unaudited)

(Millions of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$45.5	(17.6)	213.8	40.9
Discontinued operations loss (income)	0.4	0.2	0.8	(0.8)
Income (loss) from continuing operations	45.9	(17.4)	214.6	40.1
Adjustments:
Mark-to-market (gain) loss on crude oil derivative contracts	10.1	(14.7)	21.4	(40.7)
Foreign exchange losses (gains)	7.1	31.1	(4.8)	42.7
Impact of tax reform	–	–	(120.0)	–
Seal insurance proceeds	–	–	(8.2)	–
Deferred tax on undistributed foreign earnings	–	5.8	–	60.4
Tax benefits on investments in foreign areas	–	(21.1)	–	(32.9)
Gain on sale of assets	–	–	–	(96.0)
Oil Insurance Limited dividends	–	(2.8)	–	(2.8)
Total adjustments after taxes	17.2	(1.7)	(111.6)	(69.3)
Adjusted income (loss)	$63.1	(19.1)	103.0	(29.2)

Adjusted income (loss) per diluted share	$0.36	(0.11)	0.59	(0.17)

Non-GAAP Financial Measures

Presented above is a reconciliation of Net income(loss) to Adjusted income  (loss).  Adjusted income  (loss) excludes certain items that management believes affect the comparability of results between periods.  Management believes this is important information to provide because it is used by management to evaluate the Company's operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company's financial results.  Adjusted income (loss) is a non-GAAP financial measure and should not be considered a substitute for Net income (loss) as determined in accordance with accounting principles generally accepted in the United States of America.

Note:Amounts shown above as reconciling items between Net income (loss) and Adjusted income  (loss) are presented net of applicable income taxes based on the estimated statutory rate in the applicable tax jurisdiction.  The pretax and income tax impacts for adjustments shown above are as follows by area of operations.

	Three Months Ended			Six Months Ended
	June 30, 2018			June 30, 2018
	Pretax	Tax	Net	Pretax	Tax	Net
Exploration & Production:
Canada	–	–	–	(11.3)	3.1	(8.2)
Other International	–	–	–	–	–	–
Total E&P	–	–	–	(11.3)	3.1	(8.2)
Corporate [1]:	24.7	(7.5)	17.2	22.5	(125.9)	(103.4)
Total adjustments	$24.7	(7.5)	17.2	11.2	(122.8)	(111.6)

1 In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and Production business for comparable disclosure.

MURPHY OIL CORPORATION

SCHEDULE OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION

AND AMORTIZATION (EBITDA) AND EXPLORATION EXPENSES (EBITDAX)

(unaudited)

(Millions of dollars, except per barrel of oil equivalents sold)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss) (GAAP)	$45.5	(17.6)	213.8	40.9
Discontinued operations loss (income)	0.4	0.2	0.8	(0.8)
Income tax expense (benefit)	36.4	(4.5)	(35.2)	92.8
Interest expense, net	44.7	45.1	89.8	89.7
Depreciation, depletion and amortization expense	238.0	235.0	468.7	471.1
EBITDA (Non-GAAP) [1]	$365.0	258.2	737.9	693.7

Exploration expenses	19.2	20.2	48.1	48.9
EBITDAX (Non-GAAP) [1]	$384.2	278.4	786.0	742.6

Total barrels of oil equivalents sold (thousands of barrels)	15,532.0	14,578.5	30,575.8	29,335.9

EBITDA per barrel of oil equivalents sold	$23.50	17.71	24.13	23.65

EBITDAX per barrel of oil equivalents sold	$24.74	19.10	25.71	25.31

1 Certain pretax items that increase (decrease) EBITDA and EBITDAX above include:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gain (loss) on foreign exchange [2]	$(12.2)	(35.9)	4.4	(49.2)
Mark-to-market gain (loss) on crude oil derivative contracts	(12.7)	22.6	(27.1)	62.6
Gain (loss) on sale of assets [3]	0.2	(1.3)	(0.1)	130.6
Accretion of asset retirement obligations	(11.0)	(10.4)	(20.9)	(21.0)
	$(35.7)	(25.0)	(43.7)	123.0

2 Gain (loss) on foreign exchange principally relates to the revaluation of Malaysian Ringgit monetary assets and liabilities. In 2017 foreign exchange also includes revaluation of intercompany loans (settled in the first quarter of 2018).

3 Gain (loss) on sale of assets in the six months ended June 30, 2017 primarily consists of a pretax gain of $132.4 million related to the sale of the Seal heavy oil asset in Canada.

Non-GAAP Financial Measures

Presented above is a reconciliation of Net income (loss) to Earnings before interest, taxes, depreciation and amortization (EBITDA) and Earnings before interest, taxes, depreciation, amortization, and exploration expenses (EBITDAX).  Management believes EBITDA and EBITDAX are important information to provide because they are used by management to evaluate the Company's operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company's financial results.  EBITDA and EBITDAX are non-GAAP financial measures and should not be considered a substitute for Net income (loss) or Cash provided by operating activities as determined in accordance with accounting principles generally accepted in the United States of America.

Presented above is EBITDA per barrel of oil equivalents sold and EBITDAX per barrel of oil equivalents sold. Management believes EBITDA per barrel of oil equivalents sold and EBITDAX per barrel of oil equivalents sold are important information because they are used by management to evaluate the Company’s profitability of one barrel of oil equivalent sold in that period.   EBITDA per barrel of oil equivalent sold and EBITDAX per barrel of oil equivalent sold are non-GAAP financial metrics.

MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States [1]	$318.8	72.6	212.5	(9.6)
Canada	108.4	9.7	88.2	5.2
Malaysia	228.6	83.9	176.5	47.7
Other	–	(15.0)	–	7.2
Total exploration and production	655.8	151.2	477.2	50.5
Corporate [1]	(37.6)	(105.3)	31.1	(67.9)
Revenue/income from continuing operations	618.2	45.9	508.3	(17.4)
Discontinued operations, net of tax	–	(0.4)	–	(0.2)
Total revenues/net income (loss)	$618.2	45.5	508.3	(17.6)

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States	$596.9	108.7	436.7	(10.6)
Canada [2]	226.7	34.3	306.1	105.8
Malaysia	439.5	154.3	373.9	106.3
Other	–	(30.5)	–	0.1
Total exploration and production	1,263.1	266.8	1,116.7	201.6
Corporate [3]	(59.3)	(52.2)	68.2	(161.5)
Revenue/income from continuing operations	1,203.8	214.6	1,184.9	40.1
Discontinued operations, net of tax	–	(0.8)	–	0.8
Total revenues/net income	$1,203.8	213.8	1,184.9	40.9

1 In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the U.S. Exploration and production business to reflect comparable disclosure.  Realized and unrealized gains (losses) of ($37.6) million and $26.9 million are included in the Corporate segment for the three months ended June 30, 2018 and 2017, respectively. Realized and unrealized gains (losses) of ($67.1) million and $63.9 million are included in the Corporate segment for the six months ended June 30, 2018 and 2017, respectively. Corporate segment loss for the three-month periods ended June 30, 2018 and 2017 included foreign exchange losses of $12.6 million and $35.6 million, respectively.  Corporate segment loss for the six-month periods ended June 30, 2018 and 2017 included foreign exchange gains of $2.8 million and $51.7 million, respectively.

2  2017 revenue includes a pretax gain of $132.4 million ($96.0 million after-tax) related to the sale of the Seal heavy oil asset in Canada.

3 Income for the six-month period ended June 30, 2018 included a credit to income tax expense of $120.0 million related to an IRS interpretation of the Tax Cuts and Jobs Act.

MURPHY OIL CORPORATION
OIL AND GAS OPERATING RESULTS (unaudited)
THREE MONTHS ENDED JUNE 30,  2018 AND 2017

	United
(Millions of dollars)	States [1]	Canada	Malaysia	Other	Total
Three Months Ended June 30, 2018
Oil and gas sales and other revenues	$318.8	108.4	228.6	–	655.8
Lease operating expenses	52.0	29.2	55.4	–	136.6
Severance and ad valorem taxes	12.7	0.2	–	–	12.9
Depreciation, depletion and amortization	128.3	56.8	49.8	0.7	235.6
Accretion of asset retirement obligations	4.5	1.9	4.6	–	11.0
Exploration expenses
Geological and geophysical	0.2	–	0.3	0.7	1.2
Other exploration	2.4	–	–	5.9	8.3
	2.6	–	0.3	6.6	9.5
Undeveloped lease amortization	8.7	0.2	–	0.7	9.6
Total exploration expenses	11.3	0.2	0.3	7.3	19.1
Selling and general expenses	10.5	6.6	2.0	5.9	25.0
Other	6.9	0.3	(0.1)	1.1	8.2
Results of operations before taxes	92.6	13.2	116.6	(15.0)	207.4
Income tax provisions	20.0	3.5	32.7	–	56.2
Results of operations (excluding corporate overhead and interest)	$72.6	9.7	83.9	(15.0)	151.2

Three Months Ended June 30, 2017
Oil and gas sales and other revenues	$212.5	88.2	176.5	–	477.2
Lease operating expenses	44.3	25.5	41.4	–	111.2
Severance and ad valorem taxes	10.4	0.3	–	–	10.7
Depreciation, depletion and amortization	135.5	46.0	48.3	1.0	230.8
Accretion of asset retirement obligations	4.2	1.9	4.3	–	10.4
Exploration expenses
Dry holes	(1.0)	–	–	–	(1.0)
Geological and geophysical	0.6	–	–	0.1	0.7
Other exploration	2.0	0.1	–	8.1	10.2
	1.6	0.1	–	8.2	9.9
Undeveloped lease amortization	10.2	0.1	–	–	10.3
Total exploration expenses	11.8	0.2	–	8.2	20.2
Selling and general expenses	10.1	6.4	3.2	5.0	24.7
Other	10.1	0.6	2.9	–	13.6
Results of operations before taxes	(13.9)	7.3	76.4	(14.2)	55.6
Income tax provisions (benefits)	(4.3)	2.1	28.7	(21.4)	5.1
Results of operations (excluding corporate overhead and interest)	$(9.6)	5.2	47.7	7.2	50.5

1  In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and Production business for comparable disclosure.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (unaudited)

SIX MONTHS ENDED JUNE 30,  2018 AND 2017

	United
(Millions of dollars)	States [1]	Canada [2]	Malaysia	Other	Total
Six Months Ended June 30, 2018
Oil and gas sales and other revenues	$596.9	226.7	439.5	–	1,263.1
Lease operating expenses	110.5	59.5	103.1	–	273.1
Severance and ad valorem taxes	24.5	0.5	–	–	25.0
Depreciation, depletion and amortization	249.9	112.5	97.5	1.5	461.4
Accretion of asset retirement obligations	8.9	3.9	8.1	–	20.9
Exploration expenses
Geological and geophysical	6.2	–	0.5	3.6	10.3
Other exploration	3.6	0.1	–	11.3	15.0
	9.8	0.1	0.5	14.9	25.3
Undeveloped lease amortization	21.4	0.4	–	1.0	22.8
Total exploration expenses	31.2	0.5	0.5	15.9	48.1
Selling and general expenses	24.9	14.3	4.8	11.9	55.9
Other	7.7	(11.4)	(1.3)	1.0	(4.0)
Results of operations before taxes	139.3	46.9	226.8	(30.3)	382.7
Income tax provisions (benefits)	30.6	12.6	72.5	0.2	115.9
Results of operations (excluding corporate overhead and interest)	$108.7	34.3	154.3	(30.5)	266.8

Six Months Ended June 30, 2017
Oil and gas sales and other revenues	$436.7	306.1	373.9	–	1,116.7
Lease operating expenses	92.2	48.1	93.0	–	233.3
Severance and ad valorem taxes	21.1	0.9	–	–	22.0
Depreciation, depletion and amortization	273.8	90.5	96.2	1.9	462.4
Accretion of asset retirement obligations	8.4	3.9	8.7	–	21.0
Exploration expenses
Dry holes	(1.3)	–	3.2	–	1.9
Geological and geophysical	0.9	0.1	–	4.6	5.6
Other exploration	4.0	0.1	–	17.0	21.1
	3.6	0.2	3.2	21.6	28.6
Undeveloped lease amortization	19.0	1.3	–	–	20.3
Total exploration expenses	22.6	1.5	3.2	21.6	48.9
Selling and general expenses	25.6	13.6	5.5	9.9	54.6
Other	7.3	0.6	8.0	–	15.9
Results of operations before taxes	(14.3)	147.0	159.3	(33.4)	258.6
Income tax provisions (benefits)	(3.7)	41.2	53.0	(33.5)	57.0
Results of operations (excluding corporate overhead and interest)	$(10.6)	105.8	106.3	0.1	201.6

1  In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and Production business for comparable disclosure.

2 2017 revenue includes a pretax gain of $132.4 million related to the sale of Seal heavy oil assets in Canada.

MURPHY OIL CORPORATION

PRODUCTION-RELATED EXPENSES

(unaudited)

(Dollars per barrel of oil equivalents sold)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

United States – Eagle Ford Shale
Lease operating expense	$8.09	7.95	8.22	7.92
Severance and ad valorem taxes	3.15	2.49	3.08	2.53
Depreciation, depletion and amortization (DD&A) expense	24.50	25.47	24.67	25.90

United States – Gulf of Mexico
Lease operating expense	$11.02	8.60	14.10	9.78
DD&A expense	16.86	22.60	17.08	21.61

Canada – Onshore
Lease operating expense	$4.92	4.93	4.88	4.91
Severance and ad valorem taxes	0.03	0.08	0.06	0.10
DD&A expense	10.55	9.87	10.36	9.94

Canada – Offshore
Lease operating expense	$9.94	9.09	10.50	8.39
DD&A expense	12.57	12.03	13.06	12.68

Malaysia – Sarawak
Lease operating expense	$9.42	4.85	8.41	5.59
DD&A expense	9.01	8.02	8.71	7.90

Malaysia – Block K
Lease operating expense	$17.32	16.37	16.73	16.59
DD&A expense	14.61	14.76	14.51	13.56

Total oil and gas operations
Lease operating expense	$8.80	7.63	8.93	7.95
Severance and ad valorem taxes	0.83	0.74	0.82	0.75
DD&A expense	15.17	15.82	15.09	15.77

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(unaudited)

(Millions of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Capital expenditures
Exploration and production
United States	$178.9	124.3	326.4	222.7
Canada	83.3	47.8	202.3	136.0
Malaysia	25.4	9.3	44.5	11.1
Other	8.0	16.1	17.7	41.4
Total	295.6	197.5	590.9	411.2

Corporate	5.1	3.0	10.2	3.8
Total capital expenditures	300.7	200.5	601.1	415.0

Charged to exploration expenses [1]
United States	2.6	1.6	9.8	3.6
Canada	–	0.1	0.1	0.2
Malaysia	0.3	–	0.5	3.2
Other	6.6	8.2	14.9	21.6
Total charged to exploration expenses	9.5	9.9	25.3	28.6

Total capitalized	$291.2	190.6	575.8	386.4

1 Excludes amortization of undeveloped leases of $9.6 million and $10.3 million for the three months ended June 30, 2018 and 2017, respectively, and $22.8 million and $20.3 million for the six months ended June 30, 2018 and 2017, respectively.

MURPHY OIL CORPORATION
CONDENSED BALANCE SHEETS (unaudited)
(Millions of dollars)

	June 30, 2018	December 31, 2017

Assets
Cash and cash equivalents	$901.3	965.0
Other current assets	414.0	406.6
Property, plant and equipment – net	8,208.1	8,220.0
Other long-term assets	422.0	269.3
Total assets	$9,945.4	9,860.9

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$9.7	9.9
Other current liabilities	893.9	824.3
Long-term debt [1]	2,897.3	2,906.5
Other long-term liabilities	1,472.9	1,500.0
Total stockholders' equity	4,671.6	4,620.2
Total liabilities and stockholders' equity	$9,945.4	9,860.9

1 Includes a capital lease on production equipment of $122.9 million at June 30, 2018 and $134.0 million at December 31, 2017.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net crude oil and condensate produced – barrels per day	90,067	89,033	89,303	92,300
United States – Eagle Ford Shale	31,936	33,195	31,630	33,397
– Gulf of Mexico	15,365	11,329	14,113	11,844
Canada – Onshore	5,254	3,051	4,809	2,470
– Offshore	7,982	8,199	8,085	9,053
– Heavy [1]	–	–	–	303
Malaysia – Sarawak	11,354	13,176	12,103	13,346
– Block K	17,596	20,083	17,981	21,887
Brunei	580	–	582	–

Net crude oil and condensate sold – barrels per day	89,995	86,851	88,838	88,361
United States – Eagle Ford Shale	31,936	33,195	31,630	33,397
– Gulf of Mexico	15,365	11,329	14,113	11,844
Canada – Onshore	5,254	3,051	4,809	2,470
– Offshore	7,333	8,938	8,255	8,463
– Heavy [1]	–	–	–	303
Malaysia – Sarawak	13,491	13,495	13,407	13,486
– Block K	16,616	16,843	16,624	18,398

Net natural gas liquids produced – barrels per day	10,120	9,374	9,510	9,145
United States – Eagle Ford Shale	6,824	6,921	6,772	6,884
– Gulf of Mexico	1,391	880	1,114	996
Canada – Onshore	1,033	457	959	359
Malaysia – Sarawak	872	1,116	665	906

Net natural gas liquids sold – barrels per day	9,880	8,902	9,643	9,140
United States – Eagle Ford Shale	6,824	6,921	6,772	6,884
– Gulf of Mexico	1,391	880	1,114	996
Canada – Onshore	1,033	457	959	359
Malaysia – Sarawak	632	644	798	901

Net natural gas sold – thousands of cubic feet per day	424,836	386,700	422,673	387,457
United States – Eagle Ford Shale	32,679	34,835	31,894	34,583
– Gulf of Mexico	14,284	11,625	13,548	11,868
Canada – Onshore	264,748	220,171	263,036	218,641
Malaysia – Sarawak	105,199	112,993	105,932	114,767
– Block K	7,926	7,076	8,263	7,598

Total net hydrocarbons produced – equivalent barrels per day [2]	170,993	162,857	169,259	166,021
Total net hydrocarbons sold – equivalent barrels per day [2]	170,681	160,203	168,927	162,077

1 The Company sold the Seal area heavy oil field in January 2017.

2 Natural gas converted on an energy equivalent basis of 6:1.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Weighted average Exploration and Production sales prices
Crude oil and condensate – dollars per barrel
United States [1] – Eagle Ford Shale	$68.14	47.42	$66.24	48.44
– Gulf of Mexico	68.11	46.65	65.81	47.73
Canada [2] – Onshore	59.45	42.04	57.12	41.43
– Offshore	72.40	47.78	68.69	49.54
Malaysia – Sarawak [3]	69.72	48.66	67.13	51.43
– Block K [3]	67.20	50.07	65.20	49.42

Natural gas liquids – dollars per barrel
United States – Eagle Ford Shale	$21.29	14.35	$20.62	14.99
– Gulf of Mexico	23.27	15.57	23.01	17.69
Canada [2] – Onshore	36.66	21.16	39.83	20.18
Malaysia – Sarawak [3]	69.61	57.34	70.57	52.40

Natural gas – dollars per thousand cubic feet
United States – Eagle Ford Shale	$2.11	2.49	$2.25	2.38
– Gulf of Mexico	2.18	2.74	2.36	2.62
Canada [2] – Onshore	1.17	1.89	1.42	1.97
Malaysia – Sarawak [3]	3.86	3.48	3.62	3.58
– Block K [3]	0.25	0.25	0.24	0.24

1  In 2018, the Company reported realized and unrealized gains and losses on crude oil contracts in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.  The 2017 amounts have been reclassified from the Exploration and Production business for comparable disclosure.

2 U.S. dollar equivalent.

3 Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION
COMMODITY HEDGE POSITIONS (unaudited)
AS OF JUNE 30, 2018

			Volumes	Price	Remaining Period
Area	Commodity	Type	(Bbl/d)	(USD/Bbl)	Start Date	End Date
United States	WTI	Fixed price derivative swap [1]	21,000	$54.88	7/1/2018	12/31/2018

			Volumes	Price	Remaining Period
Area	Commodity	Type	(MMcf/d)	(Mcf)	Start Date	End Date
Montney	Natural Gas	Fixed price forward sales	59	C$2.81	7/1/2018	12/31/2020

1  Realized and unrealized gains and losses on Fixed price derivatives swaps are reported in the Corporate segment to reflect how segments are currently evaluated, how resources are allocated and how risk is managed by the Company.

MURPHY OIL CORPORATION

THIRD QUARTER 2018 GUIDANCE

	Liquids		Gas
	BOPD		MCFD
Production – net
U.S. – Eagle Ford Shale	41,775		31,650
– Gulf of Mexico	15,625		14,100

Canada – Tupper Montney	–		234,500
– Kaybob Duvernay and Placid Montney	7,200		32,000
– Offshore	5,000		–
Malaysia – Sarawak	11,900		99,250
– Block K / Brunei	16,800		3,700

Total net production (BOEPD)		166,500 - 168,500

Total net sales (BOEPD)		164,000 - 166,000

Realized oil prices (dollars per barrel):
Malaysia – Sarawak		$61.70
– Block K		$66.60

Realized natural gas price ($ per MCF):
Malaysia – Sarawak		$4.00

Exploration expense ($ millions)		$32

FULL YEAR 2018 GUIDANCE

Total production (BOEPD)		168,500 to 170,500

Capital expenditures ($ billions)		$1.18